Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES INQUIRY INTO STOCK OPTION PRACTICES

Boston, Massachusetts – May 19, 2006 – American Tower Corporation (NYSE: AMT) today announced that its Board of Directors has created a special committee comprised of independent directors to conduct an internal review of the Company’s historical stock option practices and related accounting. The special committee will be assisted by independent legal counsel and advisors.

The Company initiated this review following the release of a third party research report regarding practices related to the timing and pricing of stock option grants. Depending on the outcome of this review, the Company may need to correct its historical determinations of non-cash stock-based compensation expense and, if such corrections are material, it could result in the need to restate the Company’s financial statements. Although the impact to the Company’s historical financial statements, if any, is not yet known, the Company does not expect the review to result in material changes to its historical revenues or non-option related operating expenses, nor would it have a material impact on the Company’s cash flow from operations.

The Company also announced that, subsequent to the formation of the special committee and the events described above, it received a letter of informal inquiry from the Securities and Exchange Commission requesting documents related to Company stock option grants and stock option practices. The Company intends to cooperate fully with the SEC in this matter.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

This press release contains “forward-looking statements,” including statements regarding the Company’s review of its historical option practices. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) the results of the special committee’s review; (2) the extent of any necessary corrections to the Company’s determinations of non-cash stock-based compensation expense; and (3) the impact on the Company’s financial statements of any such corrections; as well as other risks, relevant factors and uncertainties contained in Item 1A of our Form 10-Q for the quarter ended March 31, 2006 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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